Exhibit 99.1

For Immediate Release

For more information contact:	Shawn Severson
EnergyTech Investor
415-233-7094

or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Reports First Quarter Results

LONGMONT, COLORADO, MAY 11, 2017 - UQM TECHNOLOGIES, INC. (NYSE MKT: UQM), a developer of alternative energy technologies, today announced operating results for the first quarter of 2017. Total revenue for the quarter was $1.0 million compared to $1.5 million in the same quarter last year. Net loss for the quarter was $1.6 million, or $0.03 per common share. This compares to a net loss of approximately $930,000, or $0.02 per common share for the same period last year. The main difference in net loss between the two comparable quarters was that last year the company recognized a positive settlement with a vendor and recorded a non-cash adjustment of approximately $586,000.

“Operating results for the first quarter were fairly consistent with prior quarters,” said Joe Mitchell, UQM Technologies’ President and Chief Executive Officer. ”But we are seeing a lot of momentum in our business as evidenced by our backlog of over $5 million and the receipt of a significant order from a major Chinese OEM for fuel cell compressor systems that is incremental to our previously announced backlog.  We are in discussions with a number of potential strategic partners regarding our China strategy, and we are excited about the potential opportunities that lie ahead.”

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss operating results for the quarter ended March 31, 2017. To attend the conference call, please dial 1-888-241-0326 approximately ten minutes before the conference is scheduled to begin and provide the passcode “14076403” to access the call. International callers should dial 1-647-427-3411. For anyone who is unable to participate in the conference, a recording will be available for 7 days beginning at 6:30 p.m. Eastern Time today. To access the playback call 1-855-859-2056 or 1-800-585-8367 and enter replay code “14076403#”. International callers should dial +1-404-537-3406.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

commercial truck, bus, automotive, marine, military and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, gaining required certifications, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity, and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-KT and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

Source: UQM Technologies, Inc.

###Tables Attached###

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations (unaudited)

	Three Months Ended March 31,
	2017	2016

Revenue:
Product sales	$845,535	$1,218,797
Contract services	169,510	285,493
	1,015,045	1,504,290
Operating costs and expenses:
Costs of product sales	607,849	809,834
Costs of contract services	81,064	303,441
Research and development	632,782	684,346
Selling, general and administrative	1,303,207	1,232,894
Recovery of impaired assets	-	(585,800)
	2,624,902	2,444,715

Loss from operations	(1,609,857)	(940,425)

Other income:
Interest income	1,650	3,882
Interest expense	(2,922)	-
Other	5,103	5,625
	3,831	9,507

Net loss	$(1,606,026)	$(930,918)

Net loss per common share - basic and diluted	$(0.03)	$(0.02)

Weighted average number of shares of common stock outstanding - basic and diluted	48,522,754	48,327,219

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets (unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$1,088,450	$2,100,089
Restricted cash	33,094	-
Accounts receivable	477,005	1,163,316
Costs and estimated earnings in excess of billings on uncompleted contracts	29,917	29,917
Inventories, net	2,099,024	1,749,735
Prepaid expenses and other current assets	254,017	259,682
Total current assets	3,981,507	5,302,739

Property and equipment, at cost:
Land	1,683,330	1,683,330
Building	4,516,301	4,516,301
Machinery and equipment	7,063,834	7,052,740
	13,263,465	13,252,371
Less accumulated depreciation	(7,686,077)	(7,590,641)
Net property and equipment	5,577,388	5,661,730

Patent costs, net of accumulated amortization of $937,855 and $932,564,
respectively	213,374	213,326
Trademark costs, net of accumulated amortization of $82,009 and $80,885,
respectively	93,831	94,955
Restricted cash	566,906	-
Total assets	$10,433,006	$11,272,750

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$832,097	$809,950
Other current liabilities	1,395,528	1,318,941
Billings in excess of costs and estimated earnings on uncompleted contracts	17,565	-
Total current liabilities	2,245,190	2,128,891

Long-term debt, net of deferred financing costs of $73,060 and $0, respectively	591,469	-
Other long-term liabilities	136,667	141,667
Total long-term liabilities	728,136	141,667

Total liabilities	2,973,326	2,270,558

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 175,000,000 shares authorized; 48,523,136
and 48,519,313 shares issued and outstanding, respectively	485,231	485,193
Additional paid-in capital	128,473,409	128,409,933
Accumulated deficit	(121,498,960)	(119,892,934)
Total stockholders’ equity	7,459,680	9,002,192
Total liabilities and stockholders’ equity	$10,433,006	$11,272,750

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UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901